EXHIBIT 23.10

Miller and Lents, Ltd.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Miller and Lents, Ltd. hereby consents to the use of its name and the information from its reports regarding its estimates of reserves and future net revenues from the production and sale of those reserves for the years ended December 31, 2006, 2005, 2004 and 2003 in the Registration Statement on Form S-4 of Plains Exploration & Production Company, and to the incorporation by reference therein of its report referenced as “Reserves and Future Net Revenues as of December 31, 2006, SEC Price Case” filed as an exhibit to Pogo Producing Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

MILLER AND LENTS, LTD.

By:	/s/ Carl D. Richard
Carl D. Richard Senior Vice President

Houston, Texas

August 17, 2007